EXHIBIT 99.1

MEDIA CONTACT	Kevin Bagby
TELEPHONE	(800) 458-2235

FOR IMMEDIATE RELEASE June 25, 2007

FreightCar America estimates earnings per share for second quarter, receives purchase commitment for hopper railcars

Chicago, Illinois, June 25, 2007 – FreightCar America, Inc. (NASDAQ: RAIL) announced today that based on current information, it estimates that its net income for the second quarter of 2007 will be in the range of $0.85 to $0.95 per diluted share. The North American market for most railcar types has softened considerably since last year and industry orders and backlogs have declined.

At the same time, the company announced that it has received a customer’s commitment to purchase 1900 hopper railcars from the Chicago-based railcar manufacturer. Delivery of the cars will begin in January 2008. The new cars will be used in coal and coke service, replacing an older fleet of less efficient hopper cars.

Ed Whalen, FreightCar America senior vice president, marketing and sales, said, “These hopper cars are specifically designed to fill our customer’s unique requirements for handling certain types of coal and occasionally coke. In this difficult environment, we are especially delighted to receive this new purchase commitment, which reflects FreightCar America’s commitment to develop railcars to meet our customers’ specific needs.”

FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, and has manufacturing facilities in Danville, IL, Roanoke, VA and Johnstown, PA.

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.